**Sent via electronic delivery**

June 8, 2023

Mr. David Loev
The Loev Law Firm, PC
Lottery.com, Inc.
20808 State Hwy 71 W, Unit B
Spicewood, TX 78669

RE: Lottery.com, Inc. (Symbols: LTRY, LTRYW)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6576N-23

Dear Mr. Loev:

The Nasdaq Hearings Panel ("Panel") has determined to reconsider its May 24, 2023, decision (the "May 24th Decision") and grant Lottery.com's, Inc. (the "Company") request for an exception to the continued listing rules of The Nasdaq Stock Market ("Nasdaq" or the "Exchange"), subject to the conditions outlined below. This decision fully supersedes and replaces the May 24th Decision.

***Company Background and Financial Information***. According to its public disclosures, the Company plans to regain its position as a leading technology company whose goal is to transform how, where and when lotteries are played. The Company's Form 10-Q for the fiscal quarter ended March 31, 2022, reported total assets of $154,644,335 and stockholders' equity of $143,799,032. For the period ended March 31, 2022, the Company reported revenue in the amount of $21,150,892 and negative net income from continuing operations of ($15,815,911). On August 16, 2022, the Company disclosed that the unaudited financial statements for the quarter ended March 31, 2022, should no longer be relied upon. As of May 9, 2022, the Company reported 50,760,799 shares of common stock outstanding, with approximately 35,374,207 publicly held shares. The closing bid price for the Company's common stock on April 4, 2023, was $0.3003 per share; consequently, the market values for the Company's total listed securities and publicly held shares were $15,625,404 and $10,622,874, respectively.

***Procedural History***. On August 12, 2022, Nasdaq Listing Qualifications staff ("Staff") notified the Company of its failure to comply with the minimum bid price requirement under Listing Rule 5550(a)(2) (the "Bid Price Rule"). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until February 20, 2023, to regain compliance with the "Bid Price Rule. On February 23, 2023, Staff notified the Company that it had determined to delist the Company as it did not comply with the minimum bid price requirement for listing on the Exchange. Staff's delist letter additionally informed the Company that its failure to file its Forms 10-Q for the periods ended June 30, and September 30, 2022, respectively, serve as separate and additional bases for delisting, pursuant to Listing Rule 5250(c)(1). On March 2, 2023, the Company requested a hearing. On April 4, 2023, Staff issued an additional delist determination for the Company's failure to file its Form 10-K for the fiscal year ended December 31, 2022. A hearing on the matter was held on April 24, 2023. On May 8, 2023, the Panel issued a preliminary decision

in this matter granting the Company an exception until May 15, 2023, to provide updated financial projections and file the delinquent Form 10-K for the year 2021 and Form 10-Q for the quarter ending March 31, 2022 and indicated that upon review of the SEC filings the Panel would determine if it would provide the Company with additional time to complete its compliance plan. The Company filed both forms with the SEC prior to the May 15th deadline. On May 24, 2023, the Panel issued the May 24th Decision delisting the Company's shares from the Exchange. A full summary of the Panel's reasoning may be found in the May 24th decision.

***Listing Standards at Issue.*** The Company is in violation of the bid price requirement of Nasdaq Listing Rule 5550(a)(2). Additionally, the Company is in violation of the obligation to file periodic financial reports with the U.S. Securities and Exchange Commission ("SEC") as required under Nasdaq Listing Rule 5250(c)(1) (the "Periodic Filing Rule").

***Factual Background.***

The Panel considered the entire record, which is incorporated by reference into this decision. Relevant documents include the Company's submission(s), the memorandum prepared by Staff, the Company's public filings and the hearing transcript. The Panel also references and incorporates here the original summary of the factual background in this matter, which may be found in the May 8, 2023, decision.

To briefly summarize, during the April 24th hearing the Company advised the Panel that it was working to resolve the accounting issues giving rise to the initial filing delinquency and taking steps to resolve the bid price deficiency. The Company then provided the Panel with the background on how it came to have a continued listing deficiency. The Company had failed to comply with certain legal and regulatory requirements regarding the purchase of lottery tickets, the Company's core business. Because of these failures, the Company was forced to suspend operations and furlough a majority of employees. The Company was also required to restate its financial disclosures having improperly recognized $30 million in revenue.

Since that time, the Company has removed the entire senior management team such that no one responsible for the original compliance failures is still with the Company. The Company was now focused on filling vacancies in senior management, curing the Nasdaq listing deficiencies and re-launching the Company. To that end, the Company had recently issued 7 million lottery tickets for the Texas state lottery. The Company said it planned to expand to additional states as it builds capacity to do so. The Company also plans to expand operations to South America and the Caribbean, specifically the Dominican Republic.

The Company also discussed its new Sports.com business, a yet-to-be launched platform that will allow for the streaming of sporting events. The Company launched the platform in May of this year concurrent with the Formula 1 race taking place in the Principality of Monaco.

The Company provided an update on its process for completing the delinquent filings and noted that it had resolved the underlying issue that gave rise to the compliance concerns it had regarding the purchase of lottery tickets. Now that these issues had been resolved, management of the Company stated it was confident it could proceed with developing the Company in compliance with all applicable laws. The Company also noted that it was confident it would be able to obtain shareholder approval for a reverse split to address its bid price deficiency.

After the Company completed its presentation, the Panel raised some questions regarding the advisability of continuing to operate as a public company. In light of the significant challenges faced by the Company during its short tenure as a public company, the Panel asked senior management if it might be preferable to simply transition to unlisted status and focus on resuming and growing operations before taking on the requirements of being a publicly listed company. In response, the Company's CEO stated that the Company would perform at its best if it remained public. The CEO opined that operating as a private entity would pose significant challenges when the Company sought additional financing in the future.

Staff then reiterated its concern that the Company should be delisted due to multiple deficiencies and challenges including its failure to timely file its periodic filings, its bid price deficiency, the overstating of cash balances by $30 million, and the minimal staffing remaining to operate the Company. Staff doubted the Company in its current form would be able to meet and maintain compliance with the Exchange's continued listing rules. As noted above, on May 8, 2023, the Panel issued a preliminary decision in this matter and in the May 24th decision, the Panel delisted the Company's shares from the Exchange. On May 26, 2023, pursuant to Listing Rule 5815(d)(5), the Company submitted a written request for the Panel to reconsider its decision based on what it claimed were mistakes of material fact in the Panel decision. Specifically, among other matters, the Company alleged that the Panel did not consider the Company's December 7, 2022, definitive convertible loan agreement, pursuant to which Woodford Eurasia Assets, Ltd. agreed to provide funding to the Company in the amount of $52,500,000.00 (the "Woodford Facility"). On May 31, 2023, the Panel requested additional information from the Company in order to conduct its reconsideration of this matter. Specifically, the Panel requested the Company's projected cash flow for the next 12 months, the amount of anticipated drawdowns from the Woodford Facility, and a breakdown of revenue since the commencement of lottery ticket sales. On June 2, 2023, the Company submitted a written response to the Panel's May 31st request.

***Panel Analysis and Conclusions.*** Upon consideration of the record and the additional documentation provided by the Company, the Panel has determined to reverse its initial delist determination and grant an exception to the continued listing rules until August 17, 2023, subject to the conditions outlined below. In the May 24th decision, the Panel determined to delist the Company's shares because it had serious reservations about the following challenges facing the Company: its need to resume its lottery ticket sales operations while also completing delinquent SEC filings; its ability to increase its lottery ticket sales business without incurring new personnel and professional costs; and its ability to raise outside capital in order to continue operating as a going concern. Having reviewed the supplemental materials, the Panel has determined that it was a mistake of material fact to conclude that the Company had to raise additional outside capital in order to fund its operations, given the ability to borrow under the Woodford Facility, which was identified in the record.

Given this ability to fund its planned operations, the Panel is also willing to consider the supplemental information it requested. Although the Company has funded its activities to date almost exclusively from debt and equity financing, the update provided by the Company established that their projections for the next 12 months primarily depend on the company's ability to execute its business plan, increase revenue, and reduce expenses. Furthermore, the Company anticipates drawing almost $4 million from the Woodford Facility during the next 12 months. While the Company will still face notable challenges, upon reconsideration the Panel concludes that the Company should be afforded time to complete its compliance plan and resume operations.

**Accordingly, the Panel grants the Company's request for continued listing on The Nasdaq Capital Market, subject to the following:**

1. **1.On or before June 12, 2023, the Company shall confirm to the Panel that a trading reinstatement will restore the Woodford Facility, and that the Company is able to continue to borrow against the Woodford Facility to fund its operations;**

2. **On or before June 15, 2023, the Company shall file an Annual Report on Form 10-K for the Year Ended December 31, 2022, and a Quarterly Report 10-Q for the Quarter Ended March 31, 2023;**

3. **On or before June 15, 2023, the Company shall file a preliminary proxy statement with the SEC for an annual shareholder meeting, which includes a proposal for a reverse stock split;**

4. **On or before June 26, 2023, the Company shall file a definitive proxy statement with the SEC;**

5. **On or before July 17, 2023, the Company will provide the Panel with unaudited financial statements for the period ending Q2 2023;**

6. **On or before July 17, 2023, the Company shall appoint a new CFO;**

7. **On or before August 7, 2023, the Company shall hold an annual shareholder meeting and obtain approval for a reverse split;**

8. **On or before August 24, 2023, the Company shall demonstrate compliance with Listing Rule 5450(a)(1).**

**Following the Company's confirmation as required by step 1, above, the Company's common stock and warrants will be reinstated for trading on Nasdaq.**

**The Panel reserves the right to reconsider the terms of this exception based on any event, condition or circumstance that exists or develops that would, in the opinion of the Panel, make continued listing of the Company's securities on the Exchange inadvisable or unwarranted. In that regard, the Panel advises the Company that it is a requirement during the exception period that the Company provide prompt notification of any significant events that occur during this time that may affect the Company's compliance with Nasdaq requirements. This includes, but is not limited to, prompt advance notice of any event that may call into question the Company's ability to meet the terms of the exception granted.**

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel's decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $15,000.00 to Nasdaq to cover the cost of the review. Instructions for submitting the fee are on the enclosed *Appeals Payment Form*. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (202) 912-3058.

Sincerely,

Aravind Menon
Hearings Advisor
The Nasdaq Stock Market LLC
Office of the General Counsel